Exhibit 99.2
FOR IMMEDIATE RELEASE

CONVERSION SERVICES INTERNATIONAL REPORTS FOURTH QUARTER AND YEAR-END FINANCIAL RESULTS

Company Also Announces Certain Adjustments to Previously Reported Results

EAST HANOVER, N.J., April 21, 2006 - Conversion Services International, Inc. (AMEX:CVN), a premier professional services firm focused on delivering the value in business intelligence, data warehousing and data management solutions to Global 2000 organizations and other businesses, today announced results of operations for the fourth quarter and fiscal year ended December 31, 2005.

Revenues for the fourth quarter increased 17.5% to $7.1 million from $6.0 million in the fourth quarter of 2004. Conversion Services International (CSI) reported an operating loss of $1.6 million, versus an operating loss of $0.7 million in the comparable prior year period.

For the year ended 2005, revenues grew 15.5% to $27.6 million from $23.9 million in 2004. The Company reported an operating loss of $6.1 million, versus an operating loss of $17.0 million for the comparable period in the prior year, and net loss of $4.5 million for the year ended 2005 as compared to a net loss of $35.3 million for the year ended 2004.

“The fourth quarter results came in as expected and we are pleased with our accomplishments for the year,” said CSI president, chief executive officer and chairman, Scott Newman. “CSI made significant progress in 2005 both financially and strategically. In 2005 we grew annual revenues 15.5% while continuing to expand our service offerings and increase our client base.

“2005 was a year of transition and growth,” Mr. Newman continued. “We secured and integrated two key acquisitions solidifying our position in our core markets for the coming year and beyond. At the same time, we exited the software business with the sale of Evoke Software, listed our shares on the American Stock Exchange and completed a 1-for-15 reverse stock split. Throughout the year we invested heavily in our technical partnerships, strengthened our sales and delivery capabilities and expanded our marketing and recruiting programs. Our operating expenses continue to decrease as a percentage of revenues due to the Evoke divestiture and cost efficiency of the recently acquired companies. We finished 2005 on a strong note.”

“Looking ahead, we are extremely optimistic about our opportunities and believe CSI is well positioned for accelerating revenue growth and profits during the course of 2006. Demand for the type of Business Intelligence services we provide is increasing at a healthy pace and that growth is expected to continue through 2009. We have established ourselves as a credible player in the business intelligence marketplace as evidenced by our inclusion in Gartner Inc.’s recent Magic Quadrant for Business Intelligence Implementation Services, North American, 2006.1 We remain committed to strengthening our position and market reputation in the coming year.”

CSI also announced today that it restated the manner in which it recorded and accounted for the beneficial conversion feature associated with convertible notes in 2004. CSI had previously accounted for these notes by calculating the fair value of the notes using an option pricing model, and attributing a portion of the underlying debt associated with the warrants by recording the value of the warrants as a component of stockholders' equity and a corresponding reduction of the debt. As a result of the issuance of a registration rights agreement that included a liquidated damages clause, which linked to an effective registration of such securities, CSI has determined that the value of these warrants should be accounted for as a financial instrument in the current liabilities section of the restated consolidated balance sheet. These adjustments have no impact on revenues or on any cash items. Further details of this adjustment are available in Footnote 22 to the consolidated financial statements included within the Form 10-KSB as well as in the Current Report on Form 8-K to be filed with the SEC.

The determination to change CSI's accounting for these convertible notes was made by the Board of Directors and the Audit Committee of CSI upon the recommendation of management and was discussed with CSI's independent registered public accounting firm, Friedman LLP. Additional information can be found in the Company's Current Report on Form 8-K and its Annual Report on Form 10-KSB being filed with the SEC today.

About Conversion Services International, Inc.

Conversion Services International, Inc. (CSI) is a leading provider of professional services focusing on strategic consulting, data warehousing, business intelligence, business process reengineering, as well as integration and information technology management solutions. CSI offers an array of products and services to help companies define, develop, and implement the warehousing and strategic use of both enterprise-wide and specific categories of strategic data. CSI's current customers include ADP, Coach, Goldman Sachs, Liberty Mutual, Merck, Morgan Stanley, Pfizer, and Verizon Wireless. Information about CSI can be found on the web at http://www.csiwhq.com or by calling its corporate headquarters at 888-CSI-5036.

Note on Forward-Looking Statements

Except for the historical information contained herein, this press release contains, among other things, certain forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties. Such statements may include, without limitation, statements with respect to CSI's plans, objectives, expectations and intentions and other statements identified by words such as "may," "could," "would," "should," "believes," "expects," "anticipates," "estimates," "intends," "plans" or similar expressions. These statements are based upon the current beliefs and expectations of CSI's management and are subject to significant risks and uncertainties, including the ability of CSI to be in compliance with all applicable American Stock Exchange continued listing requirements, the ability to maintain revenue growth, the ability to locate and acquire other businesses and to successfully integrate such acquisitions, the ability to decrease operating expenses, and those detailed in CSI's filings with the Securities and Exchange Commission. Actual results may differ from those set forth in the forward-looking statements. These forward-looking statements involve certain risks and uncertainties that are subject to change based on various factors (many of which are beyond CSI's control). CSI undertakes no obligation to update publicly any forward-looking statements.

1] Gartner, Inc., “Magic Quadrant for Business Intelligence Implementation Services, North America, 2006,” by Alex Soegarto and Bill Hostmann, 3 March 2006.

Contact:
Mitchell Peipert
Vice President and Chief Financial Officer
Conversion Services International, Inc.
973-560-9400 x 2088
mpeipert@csihq.com